Exhibit T3A-8

ARTICLES OF AMENDMENT

OF

MUZAK HEART & SOUL FOUNDATION

Pursuant to RCW 24.03, the undersigned officer of the Muzak Heart & Soul Foundation, a Washington nonprofit corporation (hereinafter called the “Corporation”), does hereby submit for filing these articles of amendment:

1. The name of the Corporation is the Muzak Heart & Soul Foundation.

2. The articles of incorporation of the Corporation are hereby amended by striking out Article VIII thereof and by substituting in lieu of said Article the following new Article:

ARTICLE VIII

INDEMNIFICATION AND LIMITATION ON LIABILITY

8.1 Director Liability. A director of the corporation shall not be personally liable to the corporation for monetary damages for conduct as a director, except for liability of the director for: (a) acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, or (b) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Nonprofit Corporation Act or the Washington Business Corporation Act is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Nonprofit Corporation Act or the Washington Business Corporation Act, as so amended. Any repeal or modification of this Section 8.1 shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring before such repeal or modification.

8.2 Maximum Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been such a director or officer, he or she is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee, or agent or in any other capacity while serving as a director, trustee, officer, employee, or agent, shall be indemnified and held harmless by the corporation to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that except as provided in Article 8.3 with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise.

8.3 Right of Claimant to Bring Suit. If a claim for which indemnification is required under Article 8.2 is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or ha part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the corporation (including its Board or its independent legal counsel) to have made a determination before the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its Board or its independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall he a defense to the action or create a presumption that the claimant is not so entitled.

8.4 Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of disinterested directors, or otherwise.

8.5 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the Washington Nonprofit Corporation Act or the Washington Business Corporation Act. The corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

8.6 Indemnification of Employees and Agents. The corporation may, by action of its Board from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Nonprofit Corporation Act or the Washington Business Corporation Act or otherwise.

3. This amendment of the articles of incorporation was duly adopted on August 2, 2007, by written consent of all of the directors of the Corporation.

EXECUTED this 2 day of August, 2007.

/s/ Bob Cauley

By: Bob Cauley

Its: President

ARTICLES OF INCORPORATION

OF

MUZAK HEART & SOUL FOUNDATION

* * *

The undersigned, in order to form a nonprofit corporation pursuant to the Washington Nonprofit Corporation Act, Chapter 24.03 of the Revised Code of Washington, hereby executes the following Articles of Incorporation:

ARTICLE 1

NAME

The name of the corporation is MUZAK HEART & SOUL FOUNDATION.

ARTICLE II

DURATION

The duration of the corporation shall be perpetual.

ARTICLE III

PURPOSE AND POWERS

3.1 Purpose. The corporation is organized and operated exclusively for charitable, scientific, literary or educational purposes within the meaning of section 501(c)(3) of the Internal Revenue Code of 1986, as hereinafter amended (the “Code”). The primary charitable purpose for which the corporation is formed is to provide financial support to music education programs for children, including music education programs run by public schools and private non-profit organizations. The corporation shall engage in any lawful activities directly for the purpose of carrying out its exempt purposes or shall transfer funds to other organizations that are exempt from tax under section 301(a) of the Code as organizations described in section 501(c)(3) of the Code.

3.2	Limitations.

3.2.1 Nonprofit Status. The corporation shall not have or issue shares of stock. The corporation is not organized for profit, and no part of its net earnings, gains, or assets shall inure to the benefit of, or be distributable to, any director or officer of the corporation, any private individual, or any organization operated for a profit, except that the corporation shall be authorized and empowered to pay reasonable compensation for services rendered, to make reimbursement for reasonable expenses incurred on its behalf, and to make payments and distributions in furtherance of the purposes of the corporation and subject to the limitations of Sections 3.2.2 and 3.2.3 of these Articles of Incorporation.

3.2.2 Distributions: Dissolution. No director or officer of the corporation, or any private individual, shall be entitled to share in the distribution of any of the corporate assets upon dissolution of the corporation or the winding up of its affairs. Upon such dissolution or winding up, after paying or making adequate provision for the payment of all of the liabilities of the corporation, the assets shall be distributed in a manner which furthers the purposes of the corporation, including, without limitation, distribution to one or more organizations that are exempt from tax under section 501(a) of the Code as organizations described in section 501(c)(3) of the Code.

3.2.3 Prohibited Activity.

(a) No substantial part of the activities of the corporation shall be the carrying on of propaganda or otherwise attempting to influence legislation, and the corporation shall be empowered to make the election authorized under section 501(h) of the Code and, if it so elects, to make lobbying or grass roots expenditures that do not normally exceed the ceiling amounts prescribed in section 501(h)(2) of the Code. The corporation shall not participate in or intervene in (including the publication or distribution of statements) any political campaign on behalf of or in opposition to any candidate for public office.

(b) Notwithstanding any other provisions of these Articles of Incorporation, the corporation shall not conduct or carry on any activities not permitted to be conducted or carried on by an organization exempt from federal income tax under section 501(a) of the Code as an organization described in section 501(c)(3) of the Code or by an organization, contributions to which are deductible under section 170(c)(2) of the Code.

(c) If the corporation is a private foundation within the meaning of section 509 of the Code, the corporation is prohibited from: (i) engaging in any act of self-dealing as defined in section 4941(d) of the Code; (ii) from retaining any excess business holdings as defined in section 4943(c) of the Code which would subject the corporation to tax under section 4943 of the Code; (iii) from making any investments which would subject the corporation to tax under section 4944 of the Code; and (iv) from making any taxable expenditure as defined in section 4945(d) of the Code. If section 4942 of the Code is deemed applicable to the corporation, it shall make distributions at such time and in such manner as not to become subject to the tax on undistributed income imposed by section 4942 of the Code.

3.3 Powers. In general, and subject to such limitations and conditions as are or may be prescribed by law, by these Articles of Incorporation, or by the corporation’s Bylaws, the corporation shall have the authority to engage in any and all such activities and to exercise any and all powers as are incidental or conducive to the attainment of the purposes of the corporation set forth in Section 3.1 of these Articles of Incorporation, which are consistent with the Washington Nonprofit Corporation Act and section 501(c)(3) of the Code.

ARTICLE IV

BYLAWS

The Board shall have the power to adopt, amend, or repeal the Bylaws of the corporation.

ARTICLE V DIRECTORS

5.1 Number and Election. The affairs of the corporation shall be managed by the Board of Directors. The specific number of directors, the qualifications, terms of office, manner of appointment, place, and notice of meetings, and the powers and duties of directors shall be such as are prescribed by the Bylaws of the corporation.

5.2 Initial Directors. The number of directors constituting the initial Board of Directors shall be four (4). The names and addresses of the persons who are to serve as the initial directors are as follows:

Name	Address

Kenneth F. Kahn	1221 First Avenue, #1915 Seattle, Washington 98101

Susan Chetwin	39 Dodge Street, #384 Beverly, Massachusetts 01915

Charles Saldarini	3709 - 96th Avenue Northeast Kirkland, Washington 98033

William Boyd	1221 First Avenue, #24D Seattle, Washington 98101

ARTICLE VI

REGISTERED OFFICE AND REGISTERED AGENT

The address of the initial registered office of the corporation is 2901 Third Avenue, Suite 400, Seattle, Washington 98121, and the name of its initial registered agent at such address is Kenneth F. Kahn.

ARTICLE VII

AMENDMENTS TO ARTICLES OF INCORPORATION

The corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation, by the affirmative vote of a majority of the directors in office.

ARTICLE VIII

INDEMNIFICATION AND LIMITATION ON LIABILITY

8.1 Director Liability. A director of the corporation shall not be personally liable to the corporation for monetary damages for conduct as a director, except for liability of the director: (a) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director; (b) arising under section 23B.08.310 of the Revised Code of Washington; or (c) for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Nonprofit Corporation Act or the Washington Business Corporation Act is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Nonprofit Corporation Act or the Washington Business Corporation Act, as so amended. Any repeal or modification of this Section 8.1 shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

8.2 Indemnification. The corporation has the power to indemnify, and to purchase and maintain insurance for, its directors, officers, trustees, employees, and other persons and agents, and (without limiting the generality of the foregoing) shall indemnify its directors against all liability, judgments, damages, fines, settlements, and expenses arising from or in connection with service for, employment by, or other affiliation with the corporation or other firms or entities to the maximum extent and under all circumstances permitted by law. Pursuant to section 23B.08.560 of the Revised Code of Washington, any indemnification authorized or required by this Section 8.2 for liability that does not result from (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct that is finally adjudged to result in liability under section 23B.08.310 of the Revised Code of Washington; or (c) a transaction finally adjudged to have resulted in the indemnitee personally receiving a benefit in money, property, or services to which the indemnitee was not legally entitled, shall not be subject to the limitations set forth in section 23B.08.550 of the Revised Code of Washington, but shall be exclusively administered by the Board of Directors.

ARTICLE IX

INCORPORATOR

The name and address of the incorporator of the corporation is: Pamela M. Charles, 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104-7098.

DATED: 10 April 1998

/s/ Pamela M. Charles
Pamela M. Charles